MARATHON OIL CORPORATION REPORTS THIRD-QUARTER 2004 RESULTS

HOUSTON, October 26 -- Marathon Oil Corporation (NYSE: MRO) today reported third-quarter 2004 net income of $222 million, or $0.64 per diluted share. Net income in the third quarter 2003 was $281 million, or $0.90 per diluted share. For the third quarter of 2004, net income adjusted for special items was $296 million, or $0.85 per diluted share. For the third quarter of 2003, net income adjusted for special items was $293 million, or $0.94 per diluted share.

Earnings Highlights
	Quarter ended September 30
(Dollars in millions, except per diluted share data)	2004	2003
Net income adjusted for special items*	$296	$293
Adjustments for special items (After tax):
Loss on U.K. long-term gas contracts	74	12
Net income	$222	$281
Net income adjusted for special items* - per diluted share	$0.85	$0.94
Net income - per diluted share	$0.64	$0.90
Revenues and other income	$12,316	$10,328
Weighted average shares, in thousands - diluted	346,969	310,404

* See page 6 for a discussion of net income adjusted for special items.

"The third quarter was marked by record high crude oil prices and strong refining and wholesale marketing margins. While these market conditions were favorable, we were not able to fully capture the value of this high crude oil and natural gas price environment due to a number of factors, including the effect of hurricanes and unplanned downtime on our oil and gas production during the quarter," said Clarence P. Cazalot Jr., Marathon president and CEO.

"We continue to make progress in our efforts to focus and execute on our key strategies and projects. Most notably, we recently achieved a significant milestone in Norway with the approval of the plan of development and operation (PDO) for our Alvheim project. In addition, we progressed our integrated gas strategy with a groundbreaking ceremony for the Equatorial Guinea liquefied natural gas (LNG) facility and the signing of a long-term North American LNG supply agreement associated with our delivery rights at Elba Island, Georgia. The progress we have made on these and other key upstream and downstream projects is positioning us to continue to deliver long-term value growth."

Marathon's third-quarter 2004 net income adjusted for special items was slightly higher than in the comparable period of 2003, primarily as a result of higher crude oil and natural gas prices. Partially offsetting these higher prices were reduced oil and gas production levels due to divestitures, normal field declines and downtime related to hurricanes and maintenance. These results exclude the non-cash mark-to-market loss regarding two long-term gas contracts in the U.K. On a per-share basis, net income adjusted for special items decreased from the comparable period during 2003 due to the issuance of 34.5 million shares of common stock during the first quarter of this year. Marathon intends to use the net proceeds from the issuance of these shares to help retire debt it expects to assume in connection with its planned acquisition of Ashland Inc.'s minority interest in Marathon Ashland Petroleum LLC (MAP) or to retire currently outstanding long-term debt.

Exploration and Production

Earlier this month, Marathon and its Alvheim project partners received approval from the Norwegian Ministry of Petroleum and Energy for the companies' PDO of the Alvheim field, located on the Norwegian Continental Shelf. The Alvheim development is expected to begin production in early 2007. Marathon holds a 65 percent interest in Alvheim and serves as operator. Recently, the Alvheim group reached agreement to tie-in the nearby Vilje discovery (formerly known as Klegg), subject to the approval of a Vilje PDO. Marathon holds a 46.9 percent interest in Vilje. Production from a combined Alvheim/Vilje development is expected to ramp up to more than 50,000 net barrels per day (bpd) during 2007. Also, the Hamsun discovery, announced earlier this year, is being examined as another possible tie-back to the Alvheim development. The combined Alvheim/Vilje development is estimated to contain resources of approximately 200-250 million gross barrels of oil equivalent. Marathon expects to have all the major contracts awarded by the beginning of 2005.

In Ireland, the An Bord Pleanála has upheld the Mayo County Council's decision to grant planning permission for the proposed natural gas terminal at Bellanaboy Bridge, County Mayo, which is to be built to bring gas from the Corrib field ashore. This decision represents a major step forward for the Corrib gas project, in which Marathon holds an 18.5 percent interest. The Corrib field is located 47 miles off the West Coast of Ireland in 1,145 feet of water.

In Equatorial Guinea, production from Marathon's Phase 2A condensate expansion project is continuing to ramp up, with current liquids production of approximately 44,000 gross bpd. Phase 2A will increase total liquids production to approximately 57,000 gross bpd (32,000 bpd net to Marathon). The Phase 2B liquefied petroleum gas (LPG) expansion project is on schedule for start-up in the second quarter of 2005. To date, all major equipment has been installed and 90 percent of construction is complete. Upon completion of Phase 2B, gross liquids production will increase to approximately 79,000 bpd (44,500 bpd net to Marathon).

In addition to production activities in Equatorial Guinea, Marathon currently is drilling an exploration well on the Gardenia Prospect, which is located on the Alba Block (Sub Area B). Once the Gardenia well reaches total depth, the drilling rig will move to the previously announced Deep Luba discovery to perform additional well testing. Marathon is operator and holds a 63 percent working interest in both the Gardenia and the Deep Luba wells.

Offshore Angola, Marathon and its partners have completed drilling the Cola prospect on Block 32, in which the company holds a 30 percent interest. The results of the Cola well are expected to be announced later this year. Marathon currently is participating in two wells offshore Angola, the Palas well on Block 31, in which the company holds a 10 percent interest, and the Gengibre well on Block 32. One additional exploration well is expected to be spud on Block 31 during 2004.

Refining, Marketing and Transportation

In the refining, marketing and transportation (downstream) segment, MAP remained focused on maintaining its strong position in the U.S. downstream business, including increasing retail merchandise sales.

MAP was challenged during the third quarter by the dramatic increase in crude oil prices. The approximate 35 percent increase in crude prices resulted in a significant tightening of margins and a deceleration in consumer demand for motor fuels.

Speedway SuperAmerica LLC continued to post strong same store merchandise sales results during the quarter despite reduced demand for motor fuels. Same store merchandise sales were up approximately 10 percent during the quarter when compared to the same period last year.

Integrated Gas

On July 1, Marathon and its partner, GEPetrol, the National Oil Company of Equatorial Guinea, held a groundbreaking ceremony for the construction of an LNG project on Bioko Island that will deliver a contracted offtake of 3.4 million metric tons per year. Marathon and GEPetrol continue to progress construction, including ordering all key equipment, nearing completion of site preparation and constructing tank foundations. The $1.4 billion project, in which Marathon currently holds a 75 percent interest, expects to ship first cargos of LNG beginning in late 2007. This project will be one of the lowest cost LNG operations in the Atlantic basin with an all-in LNG operating, capital and feedstock cost of approximately $1/mmbtu at the loading flange of the LNG plant. Marathon also is seeking additional natural gas supply in the area to extend the life and annual output of this plant and possibly lead to the development of a second LNG train.

Earlier this month, Marathon signed an agreement with BP Energy Company under which BP will supply Marathon with 58 billion cubic feet (bcf) of natural gas per year, as LNG, for a minimum period of five years beginning midyear 2005. Marathon will take delivery of the LNG at the Elba Island, Georgia, LNG regasification terminal, where the company holds rights to deliver and sell up to 58 bcf of natural gas per year. Pricing of the LNG will be linked to the Henry Hub Index. This supply agreement with BP enables Marathon to capture the full value of the company's rights at Elba Island during the period of this agreement, while affording Marathon the flexibility to commercialize other stranded gas resources in the longer term. Marathon is continuing to actively seek additional cargos prior to the start of deliveries from BP.

Status of Marathon's Acquisition of Ashland's Interest in MAP

The acquisition of Ashland's 38 percent interest in MAP continues to move forward. The transaction is subject to several previously disclosed conditions, including approval by Ashland's shareholders, consent from Ashland's public debt holders and receipt of a favorable private letter ruling from the Internal Revenue Service (IRS) with respect to the tax treatment.

Marathon and Ashland have filed registration statements and proxy materials with the U.S. Securities and Exchange Commission and are responding to comments. In addition, the companies submitted a request for a private letter ruling to the IRS on the tax-free status of the proposed transaction. Marathon and Ashland continue to discuss the complex tax issues related to this transaction with the IRS. The companies have not resolved all issues with the IRS and are exploring alternatives for the unresolved issues.

Marathon continues to believe that the transaction will close. With respect to the timing of closing, it is possible that the transaction will close by year end, but it is more likely that the transaction will close in the first quarter of 2005.

Segment Results

Total segment income was $631 million in the third quarter of 2004, compared with $720 million in the third quarter of 2003. Included in segment income are $129 million and $21 million respectively of non-cash mark-to-market derivative losses related to long-term gas sales contracts in the U.K. Segment income excluding these losses would have been $760 million in the third quarter of 2004 and $741 million in the third quarter of 2003.

Exploration and Production

Worldwide upstream segment income totaled $222 million in the third quarter of 2004, compared to $348 million in the third quarter of 2003.

United States upstream income was $244 million in third quarter 2004, compared to $301 million in the third quarter of 2003. The decrease was due to lower liquid hydrocarbon and natural gas volumes primarily resulting from base decline, weather related downtime in the Gulf of Mexico and the sale of the Yates field partially offset by higher liquid hydrocarbon and natural gas prices. Further, derivative losses totaled $58 million in the third quarter of 2004, compared to $9 million in the third quarter of 2003.

International upstream income (loss) was $(22) million in the third quarter of 2004, compared to $47 million in third quarter 2003. The decrease primarily was a result of significantly higher non-cash derivative losses and higher exploration expense, partially offset by higher liquid hydrocarbon and natural gas prices. Derivative losses totaled $146 million in the third quarter of 2004, compared to $26 million in the third quarter of 2003. Derivatives included non-cash mark-to-market losses of $129 million in the third quarter of 2004, compared to a $21 million loss in the third quarter of 2003, related to two long-term gas contracts in the U.K. For additional information on U.K. gas contracts, see note 3 on page 9.

Marathon estimates its fourth-quarter 2004 production will average approximately 325,000 barrels of oil equivalent per day (boepd) and approximately 335,000 boepd for the full year 2004, excluding the effect of any acquisitions or dispositions, compared to the previous full year 2004 estimate of approximately 360,000 boepd. This reduction is primarily due to hurricane impacts in the Gulf of Mexico and delays associated with Marathon's liquids expansion projects in Equatorial Guinea. Marathon is assessing damage to the Petronius platform in the Gulf of Mexico due to Hurricane Ivan.

Refining, Marketing and Transportation

Downstream segment income was $391 million in the third quarter of 2004 compared to $394 million in the third quarter of 2003. Although crude oil prices were high in the third quarter of 2004, refining and wholesale marketing margins were relatively strong. Margins were strong initially due to concerns about the adequacy of gasoline supplies during the prime driving season and later in the quarter due to concerns about the adequacy of distillate supplies heading into winter. In addition, since approximately 60 percent of MAP's crude oil inputs consist of sour crudes, the widening in the price differential between sweet and sour crude oil in the third quarter 2004 compared to the third quarter 2003 positively impacted MAP's refining and wholesale marketing margin. However, due to the dramatic increase in crude oil prices during the quarter, wholesale margins, especially on non-gasoline and non-distillate refined products, were compressed compared to the third quarter 2003 partially offsetting the positive crude oil differentials and WTI 3-2-1 crack spreads impact on third-quarter results. This is primarily due to the fact that the prices for other refined products do not change as quickly or as frequently as spot gasoline and distillate prices. Operationally MAP's refining system ran very well during the quarter averaging 977,000 barrels of crude oil throughput per day or 103 percent of average system capacity. The 2003 third quarter also included $34 million of gains from the sale of certain interests in refined product pipelines.

Integrated Gas

Integrated gas segment income was $18 million in the third quarter of 2004 compared with segment loss of $22 million in the third quarter of 2003. The increase was primarily the result of higher margins from gas marketing activities, including recognized changes in the fair value of derivatives used to support those activities, higher income from LNG operations, and increased earnings from Marathon's equity investment in the Atlantic Methanol Production Company LLC (AMPCO) methanol plant in Equatorial Guinea. Methanol plant operations in 2004 have been operating at a 94 percent on-stream factor and prices have remained strong in 2004 averaging nearly $221 per ton through September 2004. Also in the third quarter 2003, Marathon recorded an impairment charge of $22 million on an equity method investment.

Unallocated Administrative Expenses

Unallocated administrative expenses in the third quarter were higher due to a $24 million non-cash charge related to equity based compensation, primarily as a result of an increase in Marathon's common stock price during the quarter, and transition costs related to outsourcing activities. These outsourcing activities are a part of Marathon's and MAP's ongoing business transformation efforts to make the companies more efficient, improve business focus and reduce costs beginning in 2005. The third quarter of 2004 also included net settlement and curtailment losses on employee benefit plans of $10 million primarily resulting from workforce reductions related to outsourcing and business transformation efforts.

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The company will conduct a conference call on third quarter results on October 26, 2004, at 2 p.m. EDT. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through November 9, 2004. Quarterly financial and operational information is also provided on our Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally "net income adjusted for special items", a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and "net income adjusted for special items" is provided in a table on page 1. "Net income adjusted for special items" should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses "net income adjusted for special items" to evaluate Marathon's financial performance between periods. Management also uses "net income adjusted for special items" to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon, natural gas and condensate production, future exploration and drilling activity, a plan for development and operation (PDO) of the Alvheim and Vilje Fields, the Phase 2B LPG expansion project, the anticipated startup date of a LNG project, and the proposed acquisition of Ashland's 38 percent interest in MAP. Some factors that could potentially affect worldwide liquid hydrocarbon, natural gas and condensate production, the exploration and drilling activities, and the Alvheim development include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. In addition to the foregoing factors, the plan for development and operation of the Vilje Field may be affected by delays in obtaining Norwegian regulatory approval. Some factors that could affect the Phase 2B LPG expansion project include unforeseen problems arising from construction, including equipment repairs, and unforeseen hazards such as weather conditions. Factors that could affect the proposed LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. Some factors that could affect the proposed acquisition of Ashland's 38 percent interest in MAP include a favorable tax ruling from the U.S. Internal Revenue Service, opinions of outside tax counsel, Ashland shareholder approval, Ashland public debt holder consents and updated Ashland solvency opinions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

In connection with the proposed transfer to Marathon Oil Corporation by Ashland Inc. of its interest in Marathon Ashland Petroleum LLC and other related businesses, each of Marathon, New EXM Inc. and ATB Holdings Inc. has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 that included a preliminary proxy statement of Ashland and a prospectus of Marathon, New EXM and ATB Holdings. Investors and security holders are urged to read the preliminary proxy statement/prospectus, which is available now, and the definitive proxy statement/prospectus, when it becomes available, because it contains and will contain important information. Investors and security holders may obtain a free copy of the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus (when it is available) and other documents filed by Marathon, Ashland, New EXM and ATB Holdings with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

Media Contacts: Susan Richardson 713-296-3915

Paul Weeditz 713-296-3910

Investor Relations: Ken Matheny 713-296-4114
Howard Thill 713-296-4140

Condensed Consolidated Statement of Income (unaudited)
	3rd Quarter Ended Sept 30		Nine Months Ended Sept 30
(Dollars in millions, except per share data)	2004	2003	2004	2003
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$12,249	$10,253	$35,415	$29,929
Income from equity method investments	38	19	108	--
Net gains on disposal of assets	17	47	25	169
Gain (loss) on ownership change in Marathon Ashland Petroleum LLC	1	(1)	2	(1)
Other income	11	10	51	36
Total revenues and other income	12,316	10,328	35,601	30,133
Costs and Expenses:
Cost of revenues (excludes items shown below)	9,945	7,934	28,390	23,286
Consumer excise taxes	1,137	1,104	3,327	3,211
Depreciation, depletion and amortization	299	280	909	869
Selling, general and administrative expenses	270	249	789	700
Other taxes	80	73	242	231
Exploration expenses	43	30	95	105
Total costs and expenses	11,774	9,670	33,752	28,402
Income from Operations	542	658	1,849	1,731
Net interest and other financial costs	40	55	129	173
Minority interest in income of Marathon Ashland Petroleum LLC	148	132	385	267
Minority interest in loss of Equatorial Guinea LNG Holdings Limited	(1)	--	(5)	--
Income from Continuing Operations before Income Taxes	355	471	1,340	1,291
Provision for income taxes	133	178	512	478
Income from Continuing Operations	222	293	828	813
Discontinued Operations	--	(12)	4	19
Income Before Cumulative Effect of Changes in Accounting Principles	222	281	832	832
Cumulative effect of changes in accounting principles	--	--	--	4
Net Income	$222	$281	$832	$836

Income from Continuing Operations
Per share - basic	$0.64	$0.94	$2.48	$2.62
Per share -- diluted	$0.64	$0.94	$2.47	$2.62
Net income
Per share - basic	$0.64	$0.90	$2.49	$2.69
Per share -- diluted	$0.64	$0.90	$2.48	$2.69
Dividends paid per share	$0.25	$0.25	$0.75	$0.71
Weighted average shares, in thousands
Basic	345,037	310,211	333,456	310,055
Diluted	346,969	310,404	335,169	310,161

The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

  Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and integrated gas.

  Effective January 1, 2004, Marathon realigned its segment reporting to reflect a new business segment, Integrated Gas. This segment includes Marathon's LNG operations in Alaska and Equatorial Guinea, the AMPCO methanol plant operations in Equatorial Guinea, the Elba Island, Georgia, LNG regasification business and certain other natural gas marketing and transportation activities, along with expenses related to the continued development of an integrated gas business. These activities were previously reported in the Other Energy Related Businesses ("OERB") segment, which has been eliminated. Crude oil marketing and transportation activities and costs associated with a GTL demonstration plant, previously reported in OERB, are now reported in the E&P segment. Refined product transportation activities not included in MAP, also previously reported in OERB, are now reported in the RM&T segment. All 2003 information has been restated to reflect the new segment structure.

  Marathon has two long-term contracts for the sale of natural gas in the United Kingdom. These contracts expire in September 2009. These contracts were entered into in the early 1990s in support of Marathon's investments in the East Brae field and the SAGE pipeline. Contract prices are linked to a basket of energy and other indices. The contract price is reset annually based on the previous twelve-month changes in the basket of indices. Consequently the prices under these contracts do not track forward gas prices.

These contracts are accounted for as derivative instruments under generally accepted accounting principles. Derivatives are required to be recorded in the balance sheet at fair value and changes in fair value are recognized in income. The fair value of these contracts is determined by applying the difference between the contract price and the U.K. forward gas strip price to the expected sales volumes for the next eighteen months under these contracts. Adjustments to the fair value of these contracts result in non-cash charges or credits to income from operations. The difference between the contract price and the U.K. forward gas strip price may fluctuate widely from time to time and may result in significant effects to income from operations.

During the third quarter of 2004, Marathon recorded a non-cash charge of $129 million to earnings and increased the derivative liability on the U.K. contracts to $238 million as of September 30, 2004. The increase is primarily due to the U.K. 18-month forward gas price curve strengthening more than 40 percent during the quarter. Since the adoption of the current accounting standard on derivatives, the fair value of these contracts has fluctuated from an asset value of $38 million to a liability value of $238 million.

Preliminary Supplemental Statistics (unaudited)
	3rd Quarter Ended Sept 30		Nine Months Ended Sept 30
(Dollars in millions, except as noted)	2004	2003	2004	2003
Income from Operations(a)
Exploration & Production
United States	$244	$301	$835	$906
International	(22)	47	208	269
E&P Segment Income	222	348	1,043	1,175
Refining, Marketing & Transportation(b)	391	394	1,017	722
Integrated Gas(c)	18	(22)	25	7
Segment Income	$631	$720	$2,085	$1,904
Items not allocated to segments:
Administrative Expenses	$(90)	$(61)	$(238)	$(154)
Gain on asset disposition	--	--	--	106
Loss on dissolution of MKM Partners L.P.	--	--	--	(124)
Gain on ownership change -- MAP	1	(1)	2	(1)
Income From Operations	$542	$658	$1,849	$1,731
Capital Expenditures(a)
Exploration & Production	$249	$233	$601	$747
Refining, Marketing & Transportation(b)	146	197	419	485
Integrated Gas(c)	69	13	255	35
Corporate	5	3	11	5
Total	$469	$446	$1,286	$1,272
Exploration Expense
United States	$12	$13	$35	$63
International	31	17	60	42
Total	$43	$30	$95	$105
Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(d)
United States	80.7	113.3	86.6	115.1
Europe	31.4	31.7	39.1	40.5
Other International	15.3	16.5	15.8	9.4
West Africa	29.2	29.9	31.3	26.9
Total International	75.9	78.1	86.2	76.8
Worldwide Continuing Operations	156.6	191.4	172.8	191.9
Discontinued Operations	--	4.1	--	4.1
Worldwide	156.6	195.5	172.8	196.0
Net Natural Gas Production(mmcfd)(d)(e)
United States	598.0	704.4	646.6	729.7
Europe	225.8	196.6	278.9	288.2
West Africa	77.4	62.3	74.9	69.7
Total International	303.2	258.9	353.8	357.9
Worldwide Continuing Operations	901.2	963.3	1,000.4	1,087.6
Discontinued Operations	--	97.3	--	99.0
Worldwide	901.2	1,060.6	1,000.4	1,186.6
Total production (mboepd)	306.8	372.2	339.5	393.7

Preliminary Supplemental Statistics (unaudited) (continued)
	3rd Quarter Ended Sept 30		Nine Months Ended Sept 30
(Dollars in millions, except as noted)	2004	2003	2004	2003
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$35.56	$26.44	$32.23	$27.21

Europe	41.37	28.09	35.12	28.28
Other International	24.89	16.97	20.88	17.47
West Africa	38.82	26.89	33.11	26.20
Total International	37.07	25.28	31.78	26.24
Worldwide Continuing Operations	36.29	25.97	32.00	26.82
Discontinued Operations	--	27.63	--	28.96
Worldwide	$36.29	$26.00	$32.00	$26.86

Natural Gas ($ per mcf)
United States	$4.76	$4.38	$4.83	$4.74

Europe	3.66	3.15	3.92	3.20
West Africa	.25	.25	.25	.25
Total International	2.79	2.46	3.15	2.63
Worldwide Continuing Operations	4.10	3.86	4.23	4.04
Discontinued Operations	--	4.92	--	5.43
Worldwide	$4.10	$3.96	$4.23	$4.16

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$28.58	$25.92	$28.58	$26.58

Europe	35.37	26.21	32.31	27.33
Other International	24.89	16.96	20.84	17.46
West Africa	38.82	26.89	33.11	26.20
Total International	34.59	24.51	30.49	25.73
Worldwide Continuing Operations	31.49	25.34	29.53	26.24
Discontinued Operations	--	27.63	--	28.96
Worldwide	$31.49	$25.39	$29.53	$26.30

Natural Gas ($ per mcf)
United States	$4.65	$4.33	$4.77	$4.46

Europe(f)	(2.52)	2.01	1.18	2.78
West Africa	.25	.25	.25	.25
Total International	(1.81)	1.58	.98	2.29
Worldwide Continuing Operations	2.48	3.59	3.43	3.74
Discontinued Operations	--	4.92	--	5.43
Worldwide	$2.48	$3.71	$3.43	$3.88

Preliminary Supplemental Statistics (unaudited) (continued)
	3rd Quarter Ended Sept 30		Nine Months Ended Sept 30
(Dollars in millions, except as noted)	2004	2003	2004	2003
MAP
Refinery Runs (mbpd)
Crude Oil Refined	977.1	966.1	926.6	923.8
Other Charge and Blend Stocks	146.3	141.8	161.4	122.7
Total	1,123.4	1,107.9	1,088.0	1,046.5
Refined Product Yields(mbpd)
Gasoline	610.3	590.0	595.2	552.3
Distillates	311.7	289.4	290.0	279.5
Propane	22.6	22.2	21.7	21.3
Feedstocks and Special Products	88.6	107.8	97.3	101.7
Heavy Fuel Oil	19.3	27.2	22.1	23.0
Asphalt	85.5	76.9	75.8	72.9
Total	1,138.0	1,113.5	1,102.1	1,050.7
Refined Product Sales Volumes(mbpd)	1,436.2	1,445.2	1,394.7	1,357.9
Matching buy/sell volumes included in refined product sales volumes (mbpd)	83.5	75.5	79.1	73.2
Refining and Wholesale Marketing Margin(g)(h)	$0.0900	$0.0859	$0.0849	$0.0666
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,685	1,791	--	--
SSA Gasoline and Distillate Sales(i)	794	815	2,358	2,526
SSA Gasoline and Distillate Gross Margin(g)	$0.1185	$0.1375	$0.1175	$0.1255
SSA Merchandise Sales	$632	$586	$1,754	$1,698
SSA Merchandise Gross Margin	$154	$145	$426	$419

(a) In January 2004, Marathon changed its business segments to fully reflect all the operations of the integrated gas strategy within a single segment and has realigned its segment reporting to reflect a new business segment, Integrated Gas. Segment income and capital expenditures for previous quarters in 2003 have been revised to reflect this change.

(b) Includes MAP at 100%. RM&T segment income includes Ashland's 38% interest in MAP of $149 million, $389 million, $136 million and $265 million in the third quarter and nine months year-to-date 2004 and 2003, respectively.

(c) Includes Equatorial Guinea LNG Holdings Limited at 100%.

(d) Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(e) Includes gas acquired for injection and subsequent resale of 14.4, 19.9, 21.8, and 22.8 mmcfd in the third quarter and nine months year-to-date 2004 and 2003, respectively.

(f) Includes non-cash mark to market effects of the U.K. long-term contracts. See note 3 on page 9.

(g) Per gallon

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(i) Millions of gallons